Exhibit 1.2

AMENDMENT NO. 1 TO THE SALES AGREEMENT

January 4, 2023

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Sales Agreement (this “Amendment”) is entered into as of the date first written above by Cellectis S.A., a société anonyme incorporated in the Republic of France (the “Company”), and Jefferies LLC (“Agent”), which are parties to that certain Sale Agreement, dated March 29, 2021 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.	The fourth paragraph of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Shares will be issued, from time to time until December 28, 2023 or such other time as may be approved by the shareholder’s meeting and the Board of Directors of the Company, by way of one or more capital increases without preferential rights for existing shareholders by way of a public offer reserved to categories of persons under the provisions of Article L.225-138 of the French Commercial Code, pursuant to the eleventh and/or thirteenth resolutions of the Company’s combined general shareholders’ meeting held on June 28, 2022 (or any substitute resolutions thereto adopted at a subsequent shareholders’ meeting)”

2.	The following definition of “Amendment” is added to Section 1(a) of the Original Agreement:

“Amendment” means the Amendment No. 1 to this Agreement, dated January 4, 2023, by and between the Company and the Agent.

3.	The definition of “Maximum Program Amount” in Section 1(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Maximum Program Amount” means ADSs with an aggregate Sales Price of the lesser of (a) the number or dollar amount of Common Shares in the form of ADSs registered under the effective Registration Statement (defined below) pursuant to which the offering is being made, (b) the number of Common Shares available to be issued pursuant to the 11th resolution and/or the 13th resolution, as applicable and the 20th resolution (or any substitute resolutions thereto adopted at a subsequent shareholders’ meeting), which in the aggregate is 13,645,293 shares, (c) the number or dollar amount of Common Shares permitted to be sold under Form F-3 (including General Instruction I.B.5 thereof, if applicable), or (d) the number or dollar amount of ADSs for which the Company has filed a Prospectus (defined below).”

4.	Section 2(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Registration Statement. The Company has prepared and filed with the Commission a “shelf registration statement” on Form F-3 (No. 333-265826) that contains a base prospectus (the “Base Prospectus”), which was declared effective by the SEC on July 7, 2022. Such registration statement registers the issuance and sale by the Company of the Shares under the Securities Act. The Company may file one or more additional registration statements from time to time that will contain a base prospectus and related prospectus or prospectus supplement, if applicable, with respect to the Shares. Except where the context otherwise requires, such registration statement(s), including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, including all financial statements, exhibits and schedules thereto and all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 6 of Form F-3 under the Securities Act as from time to time amended or supplemented, is herein referred to as the “Registration Statement,” and the prospectus constituting a part of such registration statement(s), together with any prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to a particular issuance of the Shares, including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 6 of Form F-3 under the Securities Act, in each case, as from time to time amended or supplemented, is referred to herein as the “Prospectus,” except that if any revised prospectus is provided to the Agent by the Company for use in connection with the offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to the Agent for such use. The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference. The Company has filed with the Commission a registration statement on Form F-6 (File No. 333-202488) covering the registration of the ADSs under the Securities Act. The registration statement relating to the ADSs, as amended at the time it became effective, is hereinafter referred to as the “ADS Registration Statement.”

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, the ADS Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement, the ADS Registration Statement or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement, the ADS Registration Statement or the Prospectus shall be deemed to mean and include, without limitation, the filing of any document under the Exchange Act which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement, the ADS Registration Statement or the Prospectus, as the case may be, as of any specified date.

At the time the Original Registration Statement was declared effective and at the time the Company’s most recent annual report on Form 20-F was filed with the Commission, if later, the Company met the then-applicable requirements for use of Form F-3 under the Securities Act. During the Agency Period, each time the Company files an annual report on Form 20-F the Company will (i) meet the then-applicable requirements for use of Form F-3 under the Securities Act or (ii) promptly notify the Agent that it does not meet such requirements.”

5.	Section 2(g) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“[Reserved.]”

6.	Section 2(l) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Good Standing of the Company. The Company has been duly organized and is validly existing as a société anonyme in good standing under the laws of the French Republic and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. No proceeding of mandat ad hoc, conciliation, sauvegarde (including sauvegarde accélérée), redressement judiciaire or liquidation judiciaire is existing with respect to the Company and the Company is not insolvent. The articles of association of the Company comply with the requirements of applicable French law and are in full force and effect.”

7.	Section 2(p) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Authorization and Description of Shares. On each Settlement Date, the Company will have the power and authority to allot and issue the Underlying Common Shares on such Settlement Date pursuant to this Agreement without further sanction and consent by any securityholder of the Company. Upon delivery of the Issuance Decision contemplated by Section 3(b)(v) of this Agreement, the Underlying Common Shares and the Shares shall be duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered against payment therefor pursuant to this Agreement, and upon delivery of the relevant depositary certificate (certificat du dépositaire) in accordance with Article L. 225-146 of the French Commercial Code, will be validly issued, in accordance with Article L. 225-138 of the French Commercial Code and the 11th and/or 13th resolutions of the Company’s combined general meeting of shareholders held on June 28, 2022 (or any substitute resolutions thereto adopted at a subsequent shareholders’ meeting), as applicable and fully paid and non-assessable; and, on each Settlement Date, the issuance of the Underlying Common Shares and the Shares will not be subject to preemptive rights (droit préférentiel de souscription), priority rights (délai de priorité) or other similar rights of any securityholder of the Company that have not been waived with respect to the offering of the Shares in accordance with their terms and all applicable laws. The Common Shares conform in all material respects to all statements relating thereto contained in the Registration Statement and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same. No holder of Shares will be subject to personal liability by reason of being such a holder. Upon the sale and delivery of the Shares, and payment therefor, the Agent or the purchasers thereof, as the case may be, will acquire good, marketable and valid title to such Shares, free and clear of all pledges, liens, security interests, charges, claims or encumbrances.”

8.	Section 2(nn) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“No Conflicts with Sanctions Laws. Neither the Company, its subsidiaries, nor, to the knowledge of the Company, any of its or its subsidiaries’ directors, officers, employees, agents, affiliates or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury (“HMT”), France or any French government agency or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea and regions of Ukraine (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions for the past three years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.”

9.	Section 2(ww) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“PFIC Status. For the taxable year ended December 31, 2021, the Company does not believe that it was a “passive foreign investment company” (“PFIC”) as such term is defined in Section 1297 of the Code and it is not yet known whether the Company will be a PFIC for the taxable year ended December 31, 2022 or the taxable year that includes the offering and sale of the Shares.”

10.	Section 3(b)(v) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Issuance Decision. Following the receipt of an Agent Notification provided for in Section 3(b)(iii) and no later than 3.30 pm (Eastern) on the Trading Day on which the Company wants to sell Shares, the Company shall issue a decision of the board of directors or the Chief Executive Officer of the Company in the form set forth in Exhibit B hereto (the “Issuance Decision”), acting upon delegated authority, reflecting the Company’s decision to issue the Shares, allocated, and at such price, as set forth in the Agent Notification to the Company provided in Section 3(b)(iii), subject to settlement on the relevant Settlement Date, it being specified that for each issuance of Shares the equivalent in Euro of the Sales Price will be set by the board of directors or the Chief Executive Officer based upon the U.S. Dollar-Euro exchange rate, as published by the European Central Bank on that date and within the price limits set forth in the eleventh or thirteenth resolutions of the Company’s combined general shareholders’ meeting held on June 28, 2022 (or any substitute resolutions thereto adopted at a subsequent shareholders’ meeting) as applicable.”

11.	Section 3(d) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Expenses. The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Shares (including all printing and engraving costs); (ii) all fees and expenses of the registrar and transfer agent of the Underlying Common Shares and the Depositary for the ADSs in connection with this Agreement; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Prospectus, any Free Writing Prospectus (as defined below) prepared by or on behalf of, used by, or referred to by the Company, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, attorneys’ fees and expenses incurred by the Company or the Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale under the state securities or blue sky laws or the provincial securities laws of Canada, and, if requested by the Agent, preparing and printing a “Blue Sky Survey” or memorandum and a “Canadian wrapper”, and any supplements thereto, advising the Agent of such qualifications, registrations, determinations and exemptions; (vii) the reasonable fees and disbursements of the Agent’s counsel, including the reasonable fees and expenses of counsel for the Agent in connection with, FINRA review, if any, and approval of the Agent’s participation in the offering and distribution of the Shares; (viii) the filing fees incident to FINRA review, if any; and (ix) the fees and expenses associated with listing the Shares on the Principal Market. The fees and disbursements of Agent’s counsel pursuant to subsections (vi) and (vii) above shall not exceed $200,000 in connection with execution of the Original Agreement, $100,000 in connection with execution of the Amendment and $25,000 per quarter during the program.

12.	Section 4(q) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Legal Opinions. On or prior to the date of the first Issuance Notice and on or prior to each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(p) for which no waiver is applicable and excluding the date of this Agreement, a negative assurances letter and the written legal opinions of Jones Day, as U.S. counsel and French counsel to the Company, and legal opinions of each of (A) Sylvain Espinasse,

Vice President, Intellectual Property of the Company, and (B) (i) Simmons & Simmons LLP, (ii) Arrigo, Lee, Guttman & Mouta-Bellum LLP, (iii) Ernest Gutmann Yves Plasseraud S.A.S., and (C) Fish & Richardson P.C., each special intellectual property counsel for the Company, each dated the date of delivery, in form and substance reasonably satisfactory to Agent and its counsel, substantially similar to the form previously provided to the Agent and its counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented. In lieu of such opinions for subsequent periodic filings, in the discretion of the Agent, the Company may furnish a reliance letter from such counsel to the Agent, permitting the Agent to rely on a previously delivered opinion letter, modified as appropriate for any passage of time or Triggering Event Date (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such Triggering Event Date). Notwithstanding the foregoing, the Company shall be required to furnish no more than (i) one opinion letter per calendar year per counsel hereunder and (ii) one negative assurance letter (from Jones Day) per filing of any report pursuant to clause B of the definition of a Triggering Event.”

13.	Exhibit A of the Original Agreement is hereby deleted in its entirety and replaced with Exhibit A of this Amendment.

14.	Exhibit B of the Original Agreement is hereby deleted in its entirety and replaced with Exhibit B of this Amendment.

15.	From and after the date hereof, all references in the Original Agreement to Eric Dutang shall be replaced with Bing Wang or Bing Wang (bing.wang@cellectis.com), as applicable.

16.	From and after the date hereof, the Company shall not sell any Shares under the ATM Prospectus filed by the Company on March 29, 2021 with the SEC.

17.

The Company represents and warrants to the Agent that this Amendment has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

18.

This Amendment together with the Original Agreement, as previously amended (including all schedules and exhibits attached hereto and thereto and Issuance Notices issued pursuant hereto and thereto), and the letter agreement between the parties of even date herewith, constitutes the entire agreement among the parties hereto and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, with regard to the subject matter hereof. Except as expressly amended by this Amendment, the provisions of the Original Agreement shall continue in full force and effect. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

19.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The Company irrevocably appoints Cellectis, Inc. as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended. The provisions of this paragraph shall survive any termination of this Amendment.

20.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Michael Magarro
Name:	Michael Magarro
Title:	Managing Director

ACCEPTED and AGREED as of the date first-above written:

CELLECTIS S.A.

By:	/s/ André Choulika
Name:	André Choulika
Title:	Chief Executive Officer

[Signature Page to Amendment No.1 to Sales Agreement]

Exhibit A

ISSUANCE NOTICE

[Date]

Jefferies LLC

520 Madison Avenue

New York, New York 10022

Attn: [                ]

Reference is made to the sales agreement between Cellectis S.A., a société anonyme incorporated in France (the “Company”) and Jefferies LLC (the “Agent”) dated as of March 29, 2021, as amended by the Amendment No. 1 to the Sales Agreement dated January 4, 2023 (together, the “Sales Agreement”). The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

The Maximum Program Amount available is : $60,000,000

Date of Delivery of Issuance Notice (determined pursuant to Section 3(b)(i) of the Sales Agreement):

Issuance Amount: $

Number of days in selling period:

First date of selling period:

Last date of selling period:

Settlement Date if other than standard T+2 settlement:

Identity and contact information:

All Shares must be placed at the same Sales Price on any Trading Day.

Floor Price (in no event less than $1.00 without the prior written consent of the Agent, which consent may be withheld in the Agent’s sole discretion): $                 per share, it being specified that each Share will be sold at the same price and that the Sales Price per Share will be at least equal to the U.S. dollar equivalent (based on the then-prevailing exchange rate as published by the European Central Bank) of the volume-weighted average price of the Company’s ordinary shares on Euronext Growth in Paris over the last three trading days (including the day-of sale) preceding the pricing of the relevant sale, subject to a maximum discount of 15%. Sales by the Agent are only open to investors falling within one of the following categories and the investor will certify prior to delivery of the Issuance Decision contemplated by Section 3(b)(v) of the Sales Agreement, that it belongs to one of them by signing an investor letter attached hereto as Schedule A in accordance with the Sales Agreement:

(i) any person or legal entity, whether French or foreign (i.e., non-French), that invests on a regular basis or has invested at least €5 million over the preceding 36 months in the health or biotechnology sector or (ii) any industrial company, institution or entity, whether French or foreign (i.e., non-French), active in the health or biotechnology sectors or any affiliate thereof

The funds corresponding to the share capital increases shall be transferred to the Company’s account(s) held at Société Générale Securities Services, as transfer agent and registrar of the Company on or before the Settlement Date, details of which are provided below:

[details of the bank account on which the net proceeds relating to the capital increase based on the 15th resolution shall be wired to be included]

Comments:

By:

Name:

Title:

Schedule A to EXHIBIT A

FORM OF INVESTOR LETTER

Cellectis S.A.

8 rue de la Croix Jarry

Paris, Ile-de-France, 75013

France

Jefferies LLC

520 Madison Avenue

New York, New York 10022

[DATE]

RE: Cellectis S.A.

Ladies and Gentlemen,

In connection with its proposed commitment to subscribe for ordinary shares, nominal value €0.05 per share (the “Ordinary Shares”), of Cellectis S.A., a société anonyme incorporated in the French Republic (the “Company”), to be delivered in the form of American Depositary Shares (the “ADSs”), in the context of an issuance by the Company without preferential subscription rights of up to 13,645,293 Ordinary Shares in the form of ADSs reserved to specified categories of investors (the “Placement”), the undersigned (the “Investor”) hereby represents and warrants that, as at the date hereof and until the completion of the Placement, it belongs and will belong, or is acting on behalf of or advising an investor who belongs and will belong, to one of the following categories:

[Please select the appropriate category by ticking the relevant checkbox]

[ ]

any person or legal entity, whether French or foreign (i.e., non-French), that invests on a regular basis or has invested at least €5 million over the preceding 36 months in the health or biotechnology sector;

[ ]	any industrial company, institution or entity, whether French or foreign (i.e., non-French), active in the health or biotechnology sectors or any affiliate thereof,

provided that, if the Investor is acting on behalf of investment funds or other legal entities managed or advised by it, such representation shall also apply to each such funds or legal entities and the Investor shall further ensure compliance thereof by each such funds or entities in connection with the initial purchase of the ADSs.

Sincerely yours,

On behalf of

By:

Name:

Title:

EXHIBIT B

FORM OF ISSUANCE DECISION

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